Exhibit 99.1

eXp Realty Names Jason Gesing as CEO

BELLINGHAM, Wash. — Oct. 24, 2019 —  eXp Realty, The Real Estate Cloud BrokerageTM and a subsidiary of eXp World Holdings, Inc. (NASDAQ: EXPI), today announced that Jason Gesing has been named CEO. As CEO, Gesing will support eXp Realty’s business by leading corporate decisions, and managing the overall operations and resources of the company. Jason will remain a member of the eXp World Holdings Board of Directors.

Gesing has been a critical part of eXp Realty since joining the company in March 2010 and has served in a number of capacities, most recently as Executive Vice President, Business Development, for eXp World Holdings.

“Jason has been an invaluable part of eXp since almost the beginning 10 years ago and helped us get to where we are today — from fewer than 25 agents in four U.S. states to more than 24,000 agents across North America and soon in the United Kingdom and Australia,” said eXp World Holdings CEO, Chairman and Founder Glenn Sanford. “As I step up to work on the long-term sustainability of the overall parent company, I couldn’t be more excited and pleased to entrust our amazing agents and staff to Jason and the eXp Realty leadership team. We now have the right team in place to steward and grow the company in the right direction.”

Sanford will remain CEO of eXp World Holdings. This change will allow him to focus his time, energy and passion on all aspects of the overall parent company.

About eXp Realty

eXp Realty is an eXp World Holdings, Inc. (NASDAQ: EXPI) company. eXp World Holdings also houses eXp World Technologies, LLC, which operates the VirBELA platform.

eXp Realty, The Real Estate Cloud BrokerageTM, is the largest residential real estate brokerage by geography in North America. It is one of the fastest growing real estate brokerage firms in North America with more than 24,000 agents across 50 U.S. states, the District of Columbia and six Canadian provinces. The company recently announced expansion into the United Kingdom and Australia. As a subsidiary of a publicly traded company, eXp Realty uniquely offers real estate professionals within its ranks opportunities to earn eXp World Holdings stock for production and contributions to overall company growth.

VirBELA offers a modern, cloud-based environment focused on education and team development with clients in various industries from government to retail. VirBELA developed eXp Realty’s current cloud campus, which provides 24/7 access to collaborative tools, training and socialization for the company’s agents and staff.

For more information, please visit the company’s website at www.exprealty.com.

Connect with eXp Realty and eXp World Holdings:

•     Facebook - Canada,  United States,  investor relations

•     Twitter - United States,  investor relations

•     LinkedIn - Canada and United States

Media Relations Contact:

Cynthia Nowak

Vice president, marketing and communications, eXp Realty
360.419.5285 ext. 116

cynthia.nowak@exprealty.com

Investor Relations Contact:

Raymond “RJ” Jones

Executive Vice President, finance and growth, eXp World Holdings
360.761.4393

investors@expworldholdings.com